Exhibit 99.1 Amendments to the Bylaws dated April 21, 2010

The amendment to Section 3.2 involves the addition of a new subparagraph (d) as follows:

“(d) No person may be nominated for election as a director unless the Nominating Committee appointed by the Board has conducted a review of the person’s existing loan relationships, dealings and obligations with the Company and made a determination that such relationships, dealings and obligations do not pose a risk to the Company.”

Section 3.10 of the Bylaws is amended to read as follows:

“Section 10.  Nominations.  Only persons who are nominated in accordance with the provisions set forth in these bylaws shall be eligible to be elected as directors at an annual or special meeting of shareholders.  Nomination for election to the Board shall be made by or at the direction of the Nominating Committee appointed by the Board.   Nomination for election of any person to the Board may also be made by a shareholder entitled to vote on such election if written notice of the nomination of such person shall have been received by the Secretary of the Corporation at the principal office of the Corporation on a day which is at least seven business days and not more than 60 days prior to the date of the meeting.  Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination; (b) a representation that such shareholder is a holder of the record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) as to each person to be nominated (i) such person’s name and address, employment history for the past five years, affiliations, if any, with the Corporation and other public corporations within the last five years, the number of shares of the Corporation that are owned of record or beneficially by such person and information concerning any transactions in such shares within the prior 60 days, whether such person has been convicted in a criminal preceding (excluding traffic violations or similar misdemeanors) within the past ten years and the details thereof, whether such person has been a party to any proceeding or subject to any judgment, decree or final order with respect to violations of federal or state securities or commodities laws, any law or regulation respecting financial institutions or insurance companies or prohibiting mail or wire fraud or fraud in connection with any business entity, or subject to any sanction or order of any self-regulatory organization within the past ten years and the details thereof, and the details of any contract, arrangement, understanding or relationships with any person with respect to any securities of the Corporation; (ii) such person’s written consent to being named as a nominee and to serving as a director if elected; and (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.  Recommendations and nominations not made in accordance herewith may, in his or her discretion, be disregarded by the Chairman of the meeting, and upon his or her instruction, the voting inspectors may disregard all votes cast for each such nominee.”